Exhibit 23.2

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of The First Bancshares, Inc. for the registration of $65,000,000 of fixed-to-floating rate subordinated notes due 2030 and to the incorporation by reference therein  of our report dated March 16, 2018, relating to the consolidated financial statements of The First Bancshares, Inc. for the year ended December 31, 2017, included in the Annual Report on Form 10-K of The First Bancshares, Inc. for the year ended December 31, 2019.

/S/ T. E. Lott and Company, PA

Columbus, Mississippi
November 19, 2020